Exhibit 99.1

Jerash Reports Fiscal Third Quarter Results, Fourth Quarter Outlook

Projects 38%-Plus Year-Over-Year Revenue Growth and Increased Gross Margin in Fourth Quarter

Provides Initial Fiscal 2022 Revenue Guidance of $100 to $102 Million

Fairfield, New Jersey – February 10, 2021 – Jerash Holdings (US), Inc. (Nasdaq: JRSH) (the “Company” or “Jerash”), a producer of high-quality textile goods for leading global brands, today reported results for its third quarter of fiscal year 2021, ended December 31, 2020.

Third Quarter of Fiscal 2021 and Recent Highlights

●	Reported $20.7 million in fiscal third quarter revenue
●	Gross margin was 12%, impacted by less favorable product mix and higher local order shipments
●	GAAP net income was $0.1 million, or $0.01 per diluted share
●	Jerash’s factories are fully booked with customer orders through September 2021, including all capacity for higher-value jacket and outerwear products
●	Launched construction programs to expand production facilities
●	Ended the quarter with cash of $29.2 million and working capital of $50.3 million

Fourth Quarter of Fiscal 2021 and Fiscal 2022 Guidance

●	Fourth quarter revenue expected to be in excess of $20.0 million, from $14.4 million a year ago
●	Fourth quarter gross margin expected to be at least 18%, versus 8.7% in the year-ago quarter
●	Fiscal 2022 revenue initially expected to be $100 to $102 million
●	First and second quarter Fiscal 2022 revenue expected to be at or near record levels

Management Commentary

Sam Choi, Chairman and Chief Executive Officer, stated: “The third quarter performed largely as expected in our guidance issued November 12, including $1.1 million of global brand-name customer orders produced in the third quarter but shipped in the fourth quarter due to temporary COVID-19-related changes in delivery patterns. As a result, we anticipate the fiscal fourth quarter ending March 31 will show growth of more than 38% year-over-year and gross margins will return to historical averages in the high teens.”

“We anticipate that fiscal 2022, which begins on April 1, 2021, will return to more typical customer patterns with record revenue of $100 to $102 million for the full year based on initial orders,” said Choi. “We are now fully booked until September 2021 with just orders from our top global brand-name customers. This customer demand indicates that we would produce revenue at or near record levels in both our fiscal first and second quarters. Orders are heavily weighted to our higher-value jacket and outerwear products, which have favorable gross margins.

“Due to high demand for our capacity, we are expanding our existing factories through the installation of additional production lines where possible and the hiring of additional workers in our Paramount facility. We are seeking outsourced capacity and acquisition prospects within the Al Tajamouat Industrial City zone where our main factories are located so as to increase our total throughput ahead, as customers are still seeking additional capacity from Jerash. Additionally, we have restarted construction programs that had been deferred in 2020 due to the COVID-19 pandemic, including additional factory and dormitory initiatives.

“Finally, our PPE business is also expanding, with orders shipping to a number of customers in the Middle East, as well as interest from prospective customers. We are advancing our FDA registration programs in order to expand sales in the United States, where we believe our products can offer high quality at cost-competitive rates.”

Third Quarter of Fiscal 2021 Financial Results

“Fiscal third quarter sales activity was in line with our forecast, but gross margin reflected a higher mix of local orders and the pushout of more than $1.1 million in global brand-name customer orders, most of which have already shipped in the first half of the fiscal fourth quarter,” said Gilbert Lee, Chief Financial Officer. “We currently expect that fourth quarter revenue will increase by approximately 38% on a year-over-year basis, with gross margins in the high teens due to a more favorable product mix.

“Based on customer orders to date, we believe that fiscal 2022, starting April 1, 2021, will reflect full recovery by our global brand-name customers, driving maximum utilization of our factory capacity and improved product mix for purposes of both revenue and gross margin results. Orders to date indicate that we are on track for fiscal 2022 revenue of $100 to $102 million, a new record for Jerash. Due to high demand, we are already producing goods that will be shipped and recognized in the fiscal first quarter, such as a $4 million jacket order from a global brand-name customer, among others.”

For the third quarter of fiscal 2021, Jerash reported revenue of $20.7 million, a decrease of 19% from $25.4 million in the third quarter of fiscal 2020. The change in revenue reflected a shift in customer timing related to the COVID-19 pandemic, causing several third quarter orders to ship in the fourth quarter, which delayed revenue recognition.

Jerash’s factories are now fully booked until September of 2021, and orders reflect increased diversification from new customers secured over the past two years. Order mix for pre-bookings in the June and September quarters is heavily weighted to global brand-name jacket and outerwear products, which generate a higher average selling price and favorable gross margin mix.

Jerash is also expanding revenue in its strategic partnership business supplying global brand-name customer goods to destinations in Asia through contracted relationships with factories in the region. Jerash anticipates this business will expand as the Company positions for growth in this channel in the next fiscal year. Because Jerash uses contract manufacturing relationships and only collects a portion of its margin relative to its manufacturing business relationships, these orders generate relatively lower gross profit but contribute to overall profitability with minimal incremental operating cost.

Gross margin for the third quarter was 12%, compared with 19% in the third quarter of fiscal 2020. The year-over-year gross margin decrease was primarily due to changes in the product mix and the delay of shipment on a higher margin global brand-name customer order. The company expects gross margins to return to historical averages in the high teens in the fourth quarter.

Operating expenses for the third quarter of fiscal 2021 were $2.4 million, a decrease of 9% from $2.6 million in the third quarter of fiscal 2020.

Operating income for the third quarter was $0.1 million. GAAP net income for the fiscal third quarter was $0.1 million, or $0.01 per diluted share.

ESG Update

Jerash has undertaken additional ESG initiatives intended to strengthen its business performance while achieving social and environmental goals. The Company has launched a solar panel program to generate electricity used by its factories, with panels already installed in one of Jerash’s four factory units and installation in additional facilities in process. The solar panels are designed to produce up to half the electricity consumed at the facilities. The Company is also planting trees and other greenery native to the local areas around Jerash’s facilities as part of an environmental campaign with the support of the Ministry of Environment of Jordan to increase awareness among employees and citizens in Jordan.

Inside its factories, Jerash is converting to lower energy LED lighting and equipment, which will help reduce total electricity consumption and CO2 emissions and curb mercury pollution associated with traditional tube lighting that was previously used. Jerash is also examining environmental opportunities in its production processes, including environmentally friendly inks in screen printing, waste reduction programs, water conservation and recycling, chemical management, air emissions and other improvements that benefit its communities, customers and the environment.

Balance Sheet, Cash Flow and Dividends

Working capital was $50.3 million, and cash and restricted cash at December 31, 2020 was $29.2 million. Inventory was $19.2 million, including a significant increase in finished garments deferred for shipment in the fourth quarter, and accounts receivable were $10.3 million.

Jerash approved payment of a regular quarterly dividend of 5 cents per share on its common stock on or about February 23, 2021, to stockholders of record on February 16, 2021.

Conference Call

The Company will conduct a conference call and webcast to review its fiscal third quarter 2021 results on Wednesday, February 10, 2020, at 9:00 a.m. ET. Interested parties can access the call by dialing +1-201-689-8049. Callers should dial in at least 5 minutes prior to the call start time. A live and archived webcast will be available online in the investor relations section of Jerash’s website at www.jerashholdings.com.

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. (Nasdaq: JRSH) is a manufacturer utilized by many well-known brands and retailers, such as Walmart, Costco, New Balance, G-III, American Eagle, and VF Corporation (which owns brands such as The North Face, Timberland, JanSport, etc.). Its production facilities comprise four factory units, one workshop, and three warehouses and it currently employs approximately 4,200 people. The total annual capacity at its facilities was approximately 12.0 million pieces as of December 31, 2020. Additional information is available at www.jerashholdings.com.

Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect”, “seek”, “potential,” “outlook” and similar expressions are intended to identify forward-looking statements. Such statements reflect Jerash’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the Securities and Exchange Commission. In addition, there is uncertainty about the further spread of the COVID-19 virus or the occurrence of another wave of cases and the impact it may have on the Company’s operations, the demand for the Company’s products, global supply chains and economic activity in general. These and other risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact:

Matt Kreps, Darrow Associates Investor Relations
(214) 597-8200
mkreps@darrowir.com

JERASH HOLDINGS (US), INC.,

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2020	March 31, 2020
	(Unaudited)
ASSETS
Current Assets:
Cash	$25,591,022	$26,130,411
Restricted cash	2,709,397	-
Accounts receivable, net	10,287,087	5,335,748
Inventories	19,213,770	22,633,772
Prepaid expenses and other current assets	2,505,849	2,761,877
Advance to suppliers, net	4,153,962	2,116,367
Total Current Assets	64,461,087	58,978,175

Restricted cash - non-current	927,338	786,298
Long-term deposits	219,113	253,414
Deferred tax assets, net	139,895	139,895
Property, plant and equipment, net	5,497,470	6,174,164
Right of use assets	1,168,795	1,147,090
Total Assets	$72,413,698	$67,479,036

LIABILITIES AND EQUITY

Current Liabilities:
Credit facilities	$807,298	$235
Accounts payable	7,927,697	6,376,320
Accrued expenses	2,231,014	2,245,402
Income tax payable - current	1,766,087	1,088,497
Other payables	1,160,671	929,783
Operating lease liabilities - current	316,068	210,081
Total Current Liabilities	14,208,835	10,850,318

Operating lease liabilities - non-current	531,080	649,935
Income tax payable - non-current	1,094,048	1,227,632
Total Liabilities	15,833,963	12,727,885

Commitments and Contingencies (See Note 15)

Equity
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	$-	$-
Common stock, $0.001 par value; 30,000,000 shares authorized; 11,325,000 shares issued and outstanding	11,325	11,325
Additional paid-in capital	15,277,176	15,235,025
Statutory reserve	212,739	212,739
Retained earnings	40,766,731	38,997,177
Accumulated other comprehensive gain (loss)	8,578	(8,324)
Total Jerash Holdings (US), Inc.’s Stockholder’s Equity	56,276,549	54,447,942

Noncontrolling interest	303,186	303,209
Total Equity	56,579,735	54,751,151

Total Liabilities and Equity	$72,413,698	$67,479,036

JERASH HOLDINGS (US), INC.,

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(UNAUDITED)

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2020	2019	2020	2019

Revenue, net	$20,663,925	$25,446,708	$66,456,998	$78,585,152
Cost of goods sold	18,253,070	20,532,888	55,111,823	61,856,272
Gross Profit	2,410,855	4,913,820	11,345,175	16,728,880

Selling, general and administrative expenses	2,362,603	2,590,659	7,067,109	8,134,261
Stock-based compensation expenses	-	-	42,151	193,955
Total Operating Expenses	2,362,603	2,590,659	7,109,260	8,328,216

Income from Operations	48,252	2,323,161	4,235,915	8,400,664

Other Income (Expense):
Other income (expense), net	66,357	5,913	126,535	(3,679)
Total other income (expense), net	66,357	5,913	126,535	(3,679)

Net income before provision for income taxes	114,609	2,329,074	4,362,450	8,396,985

Income tax expense	20,273	255,805	894,169	1,185,492

Net Income	94,336	2,073,269	3,468,281	7,211,493

Net loss attributable to noncontrolling interest	9	-	23	4,011
Net income attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$94,345	$2,073,269	$3,468,304	$7,215,504

Net Income	$94,336	$2,073,269	$3,468,281	$7,211,493
Other Comprehensive Income:
Foreign currency translation gain	16,743	695	16,902	4,452
Total Comprehensive Income	111,079	2,073,964	3,485,183	7,215,945
Comprehensive income attributable to noncontrolling interest	-	-	-	-
Comprehensive Income Attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$111,079	$2,073,964	$3,485,183	$7,215,945

Earnings Per Share Attributable to Common Stockholders:
Basic	$0.01	$0.18	$0.31	$0.64
Diluted	$0.01	$0.18	$0.31	$0.63

Weighted Average Number of Shares
Basic	11,325,000	11,325,000	11,325,000	11,325,000
Diluted	11,332,552	11,450,707	11,330,950	11,477,344

Dividend per share	$0.05	$0.05	$0.15	$0.15

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